Exhibit 5.1

Bank of America Plaza 101 East Kennedy Boulevard Suite 2800 Tampa, Florida 33602	813.229.7600 813.229.1660 fax
www.slk-law.com

April 27, 2018

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, FL 33634

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Oragenics, Inc., a Florida corporation (the “Company”), of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration of (i) 1,354,567 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) 900,000 shares (the “Warrant Shares”) of the Company’s Common Stock, that may be issued upon the exercise of certain outstanding common stock purchase warrants issued by the Company on April 10, 2018 (the “Warrants”) to certain of the selling securityholders identified in the Registration Statement. The Shares and Warrant Shares are to be sold by the selling securityholders pursuant to the prospectus filed with the Registration Statement (the “Prospectus”).

As counsel to the Company in connection with the proposed sale of the Shares and issuance and sale of the Warrant Shares, we have examined: (i) the Company’s Amended and Restated Articles of Incorporation and Bylaws, each as amended to date; (ii) certain resolutions of the Board of Directors of the Company; (iii) the Warrants; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be reliable.

In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Based upon the foregoing, as subject to the limitations set forth herein, we are of the opinion that (i) the Shares are duly authorized, validly issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized, and when issued and sold in accordance with the terms and conditions of the Warrants and the Prospectus, as applicable, will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of Florida. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus and any Prospectus Supplements. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP